LOAN AGREEMENT

Between

LINLEY MANAGEMENT S.A., established and having its head office located at Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, Road Town, Tortola, British Virgin Islands, registered under the Company's Act number 605810 duly represented by its executive directors Mister Jacques MATHIEU

hereafter called "the Lender"

and

Phantom Entertainment Inc, (PHEI) established and having its head office at 222 Grace St. Suite 302# Port Chester, NY, USA, 10573 tax number #65-1048794 incorporated in the state of Delaware USA, and it's newly appointed European Branch located at No. 4, Rue D'Arlon, 3rd Floor L-8399 Windhof, Grand -Duchy of Luxembourg.

All being duly represented by Mr. Greg Koler, CEO and President of Phantom Entertainment Inc.

hereafter called the "borrower"

PREAMBLE

PHEI is listed on the Pink Sheets under the stock symbol of the OTC: PHEI.PK The company has developed a new keyboard called "Lapboard (LP)".

The LP's technology is integrated and presents the combination and facilities of a mouse with a traditional keyboard.

In order to achieve the development phase, the product release for the LP needs to enter the phase of production at an industrial level, sustained with a considerable marketing campaign, PHEI has requested a loan for this purpose as stated below.

TERMS AND CONDITIONS

Borrower	Phantom Entertainment
Type of Credit	Line of Credit
Principal Amount	One Million Euros (1.000.000 Euros)
Purpose	To assist with working capital needs
Interest rate	Fixed rate at 10,00%
Maturity	July 15th, 2009
Collateral	secured by the calculated equivalent number of shares as quoted by the day of signature of this agreement. Applied exchange rate : 1,00 Euro = 1,30 USD.
Covenants	Phantom Entertainment shall maintain a minimum Tangible Net Worth of $ 1.300.000 measured quarterly
Reporting	Annual CPA Reviewed Financial Statements of Phantom Entertainment within 90 days of each fiscal year end and 45 days from quarter-end
Funding Date	Fund will be available until July 15th 2007. from the execution of this agreement.

PROCEDURES

The loan period is limited for a period of 24 (twenty four) months when the principal is to be paid back. The initial interest payment is due December 31, 2007.Interest payments are due quarterly On the following dates: March 31, June 30, September 30 and December 31. If such date falls on a weekend or holiday then such payment is due on the next business day.

During the loan period, PHEI will inform the lender of the progress being made in relation to the production and the sales of LP.

Collateral for the loan will be the company stock as quoted

above. Within 72 hours of the day of the signatures, PHEI will release the counterpart of shares totaling approximately 200.000 $ US (Two Hundred Thousand US Dollars). The difference of shares totaling the amount of the loan (principal) is due by August 31 2007, valued and calculated at the price of shares as described above - the date of signature.(appendix 1)

Official announcements and /or press release are to be scheduled 48 hours after the signature of the agreement. Until then both parties will keep the terms and/ or the existence of this agreement confidential.

This agreement constitutes the full and complete understanding between the parties.

The Court of competent jurisdiction will be the British Virgin Islands.

Luxembourg July 2nd 2007

LINLEY MANAGEMEMENT S.A.
COMPANY № 605810
TORTOLA B-V-I

Lender	**Borrower**
Jacques MATHIEU	Greg Koler
LINLEY MANAGEMENT S.A.	CEO Phantom Entertainment Inc.

Appendix 1

Calculation of the number of shares at July 2nd, 2007

Price of share : $ 0,0006

$ 200.000 / $ 0,0006 = 333.333,333 shares

$ 1.100.000 / $ 0,0006 = 1.833.333,333 shares